UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2016

LivaNova PLC
(Exact Name of Registrant as Specified in its Charter)

England and Wales (State or Other Jurisdiction of Incorporation)	001-37599 (Commission File Number)	98-1268150 (IRS Employer Identification No.)

5 Merchant Square
North Wharf Road
London, W2 1AY
United Kingdom
(Address of Principal Executive Offices)

(44) 203 786 5275
(Registrant's Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Chief Accounting Officer

Cyberonics Inc., a wholly owned subsidiary of LivaNova PLC (the "Company"), entered into a letter agreement, dated July 1, 2016 (the "Letter Agreement"), pursuant to which Mr. Manko will serve as the Company's Chief Accounting Officer, reporting to the Company's Chief Financial Officer.  As described in the Letter Agreement, Mr. Manko will receive an annual base salary of $295,022 and an opportunity to earn an annual cash incentive bonus under the Company's Annual Executive Bonus Program with a target amount equal to 40% of his annual base salary.  For 2016, the Company has agreed to guarantee payment of at least 50% of the target amount of his bonus.  In addition, the Company agreed to recommend to the Compensation Committee of the Board that Mr. Manko be granted an equity award having a grant date value equal to 100% of his base salary.  Mr. Manko will also be eligible to participate in the Company's employee benefit plans made available to all employees of the Company.

Effective upon his employment with the Company, Mr. Manko will be designated as an "officer" as such term is used within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended.

Prior to joining LivaNova, Mr. Manko held several senior roles at Ensco Plc, a company organised under the laws of England and Wales and which operates globally.  From 2014 to 2015, Mr. Manko served as Ensco Plc's Vice-President and Treasurer.  Prior to that, from 2012, he was Vice-President – Finance, and from 2008 to 2012 he was that company's corporate controller.  From 2004 until 2008, he also served as Director - Management Systems and Manager - Accounting Public Reporting.  From 1996 to 2004, Mr. Manko served in various capacities as an employee of the public accounting firm Ernst & Young LLP.  Mr. Manko holds a Bachelor of Arts Degree in Business Administration from Baldwin Wallace College and obtained his Certified Public Accountant accreditation in Ohio in 1999.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LivaNova PLC

Date: July 8, 2016	By: /s/ Catherine Moroz
Name: Catherine Moroz
Title: Deputy Company Secretary